Exhibit 99.1
For Immediate Release
American Axle & Manufacturing forms India joint venture
company, AAM Sona Axle Private Limited
Detroit, Michigan, October 30, 2007 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that it has formed a joint venture with Sona Koyo Steering Systems Limited (Sona Koyo) of India. The new company, AAM Sona Axle Private Limited (AAM Sona Axle), will manufacture and sell light truck, passenger car and SUV axle assemblies for the India market.
The Corporate headquarters of AAM Sona Axle will be located in Pune, India, and a new greenfield manufacturing facility will be constructed in north India. The facility is expected to launch in 2008 with the production of light vehicle axles for Tata Motors.
“AAM Sona Axle gives AAM a manufacturing and operations presence in India with the ability to provide current and future customers with driveline systems with the highest quality, technology and delivery that are the hallmark of AAM and Sona Koyo,” said AAM Co-Founder, Chairman & CEO Richard E. Dauch. “This joint venture is further evidence of AAM’s commitment to successfully deliver on our long-term strategic goals of expanding our product portfolio, served markets, customer base and global manufacturing footprint.”
Sona Koyo supplies axle assemblies for Suzuki Maruti in India. In addition, Sona Koyo is India’s largest manufacturer of steering systems with a market share exceeding 45 percent. Sona Koyo supplies gears, columns and rack & pinion steering (RPS) assemblies to a majority of India’s passenger car and utility vehicle manufacturers. More information on the company is available on the website www.sonagroup.com.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (Indiana, Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.
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For more information...
Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications	Director, Investor Relations
& Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com